EXHIBIT 10.34

EMPLOYMENT AGREEMENT


This Employment Agreement ("Agreement"), is entered into by and among Kristen Simpson ("Executive"), and American Champion Entertainment Inc., a Delaware corporation (the "Company"), effective as of the 25th day of March, 1998.

In consideration of the mutual agreements set forth below, Executive and the Company agree as follows:

1. EMPLOYMENT AS VICE PRESIDENT OF MARKETING OF THE COMPANY. The Company does hereby employ Executive as Vice President of Marketing, of the Company. Subject to the supervision and control of the President or an assigned supervising executive of the Company, Executive shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities of Vice President of Marketing, and shall render such services on the terms set forth herein. In addition, Executive shall have such other executive and managerial powers and duties with respect to the Company and its subsidiaries as may reasonably be assigned to her by the President or an assigned supervising executive.

2. TERM OF AGREEMENT. The commencement date of this Agreement shall be April 1, 1998, and shall continue for a period of one (1) year.

3.      COMPENSATION.

        3.1 Commission. The Company shall pay Executive a commission rate of 10% for the total adjusted gross sponsorship dollars
("Adjusted Gross") raised for the television show "Adventures With
Kanga Roddy". Adjusted Gross shall be defined as total sponsorship dollars raised less any additional costs incurred or agreements of future costs to incur as a part of the sponsorship deal. (Example: NFL sponsorship for $615,000.00 with the agreement that Mr. Montana will provide his services for one TV commercial at the cost of $315,000.00 to be paid by the Company, then the Adjusted Gross would be
$300,000.00)

3.2 Draw. Executive shall be entitled to receive a draw against future commissions in the amount of $7,825.00 monthly for three months from the commencement date. In the event no sponsorship dollars are raised in that time period, the Company shall have the right to 1) terminate this agreement or 2) extend this agreement on a month to month basis. In the event that the Adjusted Gross raised by Executive is less than $500,000.00 by the end of the sixth month from the commencement date, the Company shall have the right to either 1) terminate this Agreement or 2) extend this agreement on a month to month basis.

3.3 Options. In the event Executive raises $1,000,000.00 in Adjusted Gross within twelve months of the commencement date, Executive shall be granted at the time that this amount in contract is reached and secured, the option to purchase five thousand (5,000) shares of common stock of the Company at 100% of the closing price as of the date of grant. Such option shall have a vesting period of one year from the date of grant and is subject to the terms of the Options Plan of the Company.

3.4 Additional Compensation. Executive shall be entitled to additional commission compensation for additional revenue generating items that are originated and completed by her. All additional compensation categories must first be cleared by the Company due to possible conflict of interests with other licensing arrangements and other agreements that may have been already established. Each compensation category shall have its own agreement with respect to its individual terms and guidelines. (Example: foreign broadcast or a motion picture deal.)

4.      TERMINATION OF EXECUTIVE'S EMPLOYMENT.

        4.1 Death In the event Executive's employment hereunder is terminated by reason of Executive's death, the Company shall pay to Executive's estate any amounts accrued hereunder to the date of death.

        4.2 Disability. If, as a result of Executive's incapacity due to physical or mental illness ("Disability") Executive shall have been absent from the full-time performance of her duties with the Company for a period of fifteen (15) days, within Three (3) days after written notice is provided to her by the Company, she shall not have returned to the full-time performance of her duties, Executive's employment under this Agreement may be terminated by the Company for Disability. During any period prior to such termination during which Executive is absent from the full-time performance of her duties with the Company due to Disability, the Company shall pay Executive any and all commissions due.

        4.3 Termination for Cause. The Company may immediately terminate Executive's employment under this Agreement for "Cause" in which case the Company shall have no further obligations hereunder, except for payment of amounts of commission prorated to the date of termination. "Cause" shall mean willful breach of this Agreement, habitual neglect to perform or inability to perform in allotted time Executive's duties hereunder, fraud, misappropriation, embezzlement, or other criminal conduct.

5. Confidentiality. Executive shall not, except as may be required to perform his duties hereunder or as required by applicable law, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company. "Confidential Information" shall mean information about the Company, its subsidiaries and affiliates and their respective clients and customers that was learned by Executive in the course of her employment by the Company, including (without limitation) any proprietary knowledge, trade secrets, financial information, client and customer lists and all papers, and records (including computer records) containing such Confidential Information. Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage. At the Company's request, upon termination of this Agreement, Executive agrees to return to the Company, any or all of such Confidential Information.

6. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by fax or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three (3) days after mailing (at the party's then current address), or twenty-four (24) hours after transmission of a fax (at the party's then current fax number).

7. DISPUTE RESOLUTION: ATTORNEY'S FEES. The Company and Executive agree that any dispute arising as to the parties' rights and obligations hereunder, other than with respect to Section 5, shall be resolved by binding arbitration before a private judge to be determined by mutually agreeable means. Each party shall have the right in addition to any other relief granted by such arbitrator (or by any court with respect to relief granted with respect to Section 5), to attorney's fees based on a determination by the arbitrator (or, with respect to Section 5, the court) of the extent to which each party has prevailed as to the material issues raised in determination of the dispute.

8. TERMINATION OF PRIOR AGREEMENTS. This Agreement terminates and supersedes any and all prior agreements and understandings between the parties with respect to Executive's involvement with the Company and compensation by the Company, particularly the agreement signed between the parties on September 30, 1997.

9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California.

10. SEVERABILITY. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statue or public policy, only the portions of this Agreement that violate such statute or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

11. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.



IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its respective duly authorized officer, and the Executive has hereunto signed this Agreement as of the date first above written.



Company:                               Executive:
AMERICAN CHAMPION ENTERTAINMENT, INC.




By:     /s/ Anthony K. Chan                    By:     /s/ Kristen Simpson
   Anthony K. Chan, President and CEO                      Kristen Simpson

Date:   March 30, 1998                                  Date:   March 30, 1998

               AMENDMENT TO EMPLOYMENT AGREEMENT JULY 1, 1998


To:  Kristen Simpson
        818 Palm Avenue
        Redwood City  CA  94061

Dear Kristen:

This letter serves as an amendment to the Employment Agreement dated March 30, 1998. The changes below are effective July 1, 1998.

The terms of the March 30, 1998 Employment Agreement are amended as follows:

2. TERM OF AGREEMENT. The commencement date of this Amendment to the original Employment Agreement shall be July 1, 1998, and shall continue for a period of two (2) years.

3.  COMPENSATION.

3.1 Commission -

YEAR ONE (July 1, 1998 to June 30, 1999): The Company shall pay a commission rate of 8% for the total adjusted gross sponsorship dollars if PBS Coverage is below 70%. If PBS Coverage is 70% and above, the commission rate will be 5%. The Company shall pay a commission rate of 5% for the net International Distribution Fee received.

        YEAR TWO (July 1, 1999 to June 30, 2000): The Company shall pay a commission rate of 8% for the total adjusted gross sponsorship dollars raised if PBS Coverage is below 70%. If PBS Coverage is 70% and above,
the commission rate will be 5%.   The Company shall pay a commission
rate of 5% for the net International Distribution Fee received.

If Executive ceases employment with the Company, any commission due Executive subsequent to the date of termination, generated from contracts during Executive's employment with the Company, will be reduced to 50% of the above commission schedule for the first six months after the termination date; and will be further reduced to 25% of the above commission schedule for the second six months after the termination date. Commission ceases after twelve months from the termination date.


        3.2     deleted

        3.3     deleted

        3.4     deleted

        3.5 Basic Salary - The annual base salary shall be $93,900.00 per year beginning
                July 1, 1998.

        3.6 Stock Options - Options to purchase an additional (X) shares of common stock of the Company exercisable at the end of each 12 month period beginning
July 1, 1998 at $6.5625 per share, subject to compliance with applicable laws.

        Sponsorship Revenue
        generated during each
        12 month period                 Value of (X)

        a)  up to $500,000                      10,000
        b)  $501,000 to $1,000,000              15,000
        c)  above $1,000,000                    20,000



The above terms are strictly for the defined periods only. Upon reaching June 30, 2000, terms of the original Employment Agreement and this amendment are to be renegotiated between the Company and Kristen Simpson.

The remaining terms and conditions as outlined in the original
Employment Agreement continue to be in effect.

In Witness Whereof, the Company has caused this Agreement to be executed by its respective duly authorized officer, and the Executive has hereunto signed this Agreement as of the date first above written.

Company:
AMERICAN CHAMPION ENTERTAINMENT, INC.


By:     /s/ Anthony K. Chan
      Anthony K. Chan, President & CEO

Accepted:


By:     /s/ Kristen Simpson                          Date:   July 1, 1998
            Kristen Simpson